Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Bioptix, Inc. on Form S-3 to be filed on or about April 20, 2017 of our report dated March 31, 2017, on our audit of the consolidated financial statements as of December 31, 2016 and for the year then ended, which report was included in the Annual Report on Form 10-K filed March 31, 2017.  Our report includes an explanatory paragraph relating to auditing the adjustments to the 2015 financial statements to retrospectively reflect the reverse stock split. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

Iselin, New Jersey
April 20, 2017